EXHIBIT 99.1

January 9, 2009

For more information contact

To all media:

Stephen P. Wilson, Chm/CEO

For immediate release

Steve P. Foster, President

At 800-344-2265

Re: LCNB Corp. receives $13.4 million from

      U.S. Treasury’s Capital Purchase Program

Lebanon, Ohio – LCNB Corp. (LCNB) today announced that it received $13.4 million of new equity capital from the U.S. Department of the Treasury’s Capital Purchase Program (CPP) established under the Emergency Economic Stabilization Act of 2008.

As of September 30, 2008, LCNB’s total risk-based capital ratio of 12.56 percent was well above the regulatory requirement of 10 percent for a “well capitalized” institution. With the additional capital from the CPP, LCNB’s total capital ratio will increase to 15.47 percent. The investment by the U.S. Treasury Department is comprised of $13.4 million in preferred shares, with a warrant to purchase 217,063 common shares of LCNB at an exercise price of $9.26, with a term of ten years. The preferred shares will pay a dividend of 5 percent per year for the first five years and will pay 9 percent thereafter. LCNB has the option to buy back the preferred shares anytime after three years, at par, without penalty.

“This additional capital significantly enhances LCNB’s already well-capitalized balance sheet” said Stephen P. Wilson, Chairman and CEO and Steve P. Foster, President of LCNB, in a joint statement. “We are pleased to be among the institutions that the U.S. Treasury has approved to participate in this program to stabilize the credit markets and restore confidence in the U. S. financial markets. The additional capital increases our capacity to provide credit to businesses and consumers in the communities we serve. It also provides flexibility to pursue other economically-beneficial opportunities as well as important additional capacity to deal with potential negative effects of challenging and uncertain economic outlook.”

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Clinton, Clermont, Hamilton, and Montgomery Counties, Ohio, and Dakin Insurance Agency, Inc. Additonal information about LCNB Corp and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.LCNB.com and www.dakin-ins.com.